Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2013 (April 1, 2013 as to the effects of the reverse stock split described in Note 17), relating to the consolidated financial statements of Blackhawk Network Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to allocation of expenses) appearing in the Prospectus dated April 18, 2013 filed by Blackhawk Network Holdings, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-187325 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

San Francisco, California

December 5, 2013